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EX-12.1

HARD ROCK HOTEL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                    YEARS ENDED                                        MONTH
                                                                   (IN THOUSANDS)                                      ENDED
                                         ----------------------------------------------------------------------   ----------------
                                          DECEMBER      NOVEMBER     NOVEMBER       NOVEMBER      NOVEMBER          DECEMBER
                                             31,           30,          30,             30,           30,              31,
                                            2000          1999         1998            1997          1996              1999
                                         ------------ ------------ --------------- ------------- --------------   ----------------
Pre-tax earnings (loss)................  $    (947)   $  (12,234)  $     (160)     $    (17,576) $      6,992     $    (4,494)
Fixed charges..........................     17,003        16,950       11,665             5,658         5,710           1,560
Less: capitalized interest included
   in fixed charges....................        (31)       (2,264)        (793)                -             -               -
                                         ------------ ------------ --------------- ------------- --------------   ----------------
Total earnings available to cover
   fixed charges.......................  $  16,025    $    2,452   $   10,712      $    (11,918) $     12,702     $    (2,934)
                                         ------------ ------------ --------------- ------------- --------------   ----------------
Interest expense.......................  $  15,980    $   13,686   $   10,093      $      5,212  $      5,196     $     1,469
Capitalized interest...................         31         2,264          793                 -             -               -
Interest elements of rentals...........        152            26          103               108           115              21
Loan fee amortization..................        840           974          676               338           399              70
                                         ------------ ------------ --------------- ------------- --------------   ----------------
Total fixed charges....................  $  17,003    $   16,950   $   11,665      $      5,658  $      5,710     $     1,560
                                         ------------ ------------ --------------- ------------- --------------   ----------------
Ratio of earnings to fixed charges.....          -             -            -                 -          2.2x                -
                                         ============ ============ =============== ============= ==============   ================
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